Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods PreAnnounces Fourth Quarter 2015;

Company Issues Preliminary 2016 Earnings Guidance

OAK BROOK, Ill., January 14, 2016 — TreeHouse Foods, Inc. (NYSE: THS) announced today that preliminary earnings per share on a fully diluted basis for the full year 2015 are expected to be $2.61 to $2.64. Adjusted earnings per share on a fully diluted basis for the full year 2015 are expected to be $3.14 to $3.17. Preliminary net sales for the fourth quarter of 2015 of approximately $860-$870 million, represents a decrease of over 4% from the same period last year. The expected decrease in net sales is primarily due to unfavorable Canadian foreign exchange and lower coffee pricing. Gross margins in the quarter are expected to show a 150 basis points improvement, due to improved operating performance and lower commodity costs. The expected tax rate for the quarter is 39.8%, higher than anticipated as a result of a state tax ruling late in the fourth quarter. The higher tax rate resulted in approximately a $0.05 decline in adjusted EPS.

2016 PRELIMINARY OUTLOOK

With regard to the outlook for 2016, TreeHouse Foods announced that upon completion of the acquisition of ConAgra’s private brands business in the first quarter, the Company anticipates full year earnings of $2.95 to $3.10 per fully diluted share.

Further details will be provided on TreeHouse’s fourth quarter 2015 earnings webcast on Thursday, February 11, 2016.

“We will be true to our strategy, established at our founding in 2005, to drive shareholder value by building an industry leading portfolio of private label products that offer our customers value without compromise,” said Sam K. Reed, Chairman and Chief Executive Officer of TreeHouse Foods.

“We are delighted to be entering the final stages to unite TreeHouse with ConAgra’s private brands businesses. Together, we will grow stronger as the industry leader in customer brands and custom products, extending our reach in the grocery store by over 10 shelf stable and refrigerated food categories, as we continue to support our customers’ efforts to build their corporate brands and offer consumers the best combination of choice and value,” said Mr. Reed.

ABOUT TREEHOUSE FOODS

TreeHouse is a manufacturer of packaged foods and beverages with 24 manufacturing facilities across the United States and Canada that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture a variety of shelf stable, refrigerated and fresh products, including pickles, soups, snacks, salad dressings, sauces, dry dinners, hot cereals, single serve hot beverages and beverage enhancers. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “will,” “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2014, and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflects adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified by management that affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with items such as acquisition, integration and related costs, or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.